Exhibit 10.2

AMENDED AND RESTATED LOAN AGREEMENT

THIS AMENDED AND RESTATED LOAN AGREEMENT (this “Agreement”) is dated as of February 10, 2025 (the “Effective Date”) among (a) 22NW, LP (“22NW”), in its capacity as the administrative agent and collateral agent (“Agent”) pursuant to the Prior Agreement (defined below), (b) 22NW, LP, as a lender pursuant to the Prior Agreement and as assignor of all right, title and interest in and to the Prior Agreement and this Agreement to 22NW Fund, LP, (c) JFL Capital Management LLC (“JFL”) as a lender pursuant to the Prior Agreement as well as this Agreement, (d) 22NW Fund, LP (“22NW Fund”), as a lender pursuant to this Agreement, as assignee of 22NW’s right, title and interest in and to the Prior Agreement and this Agreement (22NW Fund, in its capacity as a lender hereunder, JFL and each of the other “Lenders” from time to time party hereto are referred to herein collectively as the “Lenders” and each individually as a “Lender”), and (e) Anebulo Pharmaceuticals, Inc., a Delaware corporation (the “Borrower”), which Agreement replaces and supersedes the Loan and Security Agreement among the 22NW, JFL, Agent and the Borrower, dated November 13, 2023 (the “Prior Agreement”). The parties agree as follows:

1 ASSIGNMENT

22NW, as assignor, hereby assigns to 22NW Fund, as assignee, all of 22NW’s right, title, and interest in and to the Prior Agreement and this Agreement and all rights, remedies and obligations of 22NW pursuant to the Prior Agreement and this Agreement, including its role as Agent pursuant to the Prior Agreement and this Agreement, are hereby assigned to 22NW Fund and 22NW Fund, as assignee, hereby acknowledges and accepts such assignment from 22NW, as assignor.

2 LOAN AND TERMS OF PAYMENT

2.1 Advances.

(a) Availability. Subject to the terms and conditions of this Agreement, the Lenders shall make Advances to the Borrower not exceeding the Availability Amount.

(b) Repayment. The principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating thereto shall be immediately due and payable on the Maturity Date.

(c) Permitted Prepayment. Borrower shall have the option to prepay all, but not less than all, of the Advances provided Borrower (i) delivers written notice to Agent and each Lender of its election to prepay the Advances at least three Business Days prior to such prepayment, and (ii) pays to the Lenders, in accordance with their respective Pro Rata Shares, on the date of such prepayment, all Advances, the unpaid interest thereon, and all other Obligations relating thereto.

(d) Mandatory Prepayment Upon an Acceleration. If the Advances are accelerated under the terms of this Agreement following the occurrence and during the continuance of an Event of Default, Borrower shall immediately pay to the Lenders, in accordance with their respective Pro Rata Shares, on the date of such prepayment, all Advances, the unpaid interest thereon, and all other Obligations relating thereto.

(e) No Reborrowing. Once repaid, Advances may not be reborrowed.

2.2 Payment of Interest on the Advances.

(a) Interest Payments. Interest on the principal amount of each Advance is payable in arrears (i) on each Payment Date commencing on the first Payment Date following the Funding Date of each such Advance, (ii) on the date of any prepayment and (iii) on the Maturity Date.

(b) Interest Rate. The outstanding principal amount of any Advance shall accrue interest at a rate per annum equal to 0.25%. Interest shall be computed on the basis of the actual number of days elapsed and a 365 or 366-day year, as applicable, for any Advance outstanding. In computing interest, the date of the making of any Advance shall be included and the date of payment shall also be included; provided, however, that if any Advance is repaid on the same day on which it is made, such day shall be included only once in computing interest on such Advance.

2.3 Lender’s Expenses. The Borrower will reimburse Lenders’ Expenses incurred through and after the Effective Date, when due (or, if no stated due date, upon demand by Agent or any Lender to whom such Lenders’ Expenses are owed). Notwithstanding the foregoing, the Borrower’s reimbursement obligation with respect to Lenders’ Expenses incurred prior to the Effective Date will not exceed $10,000.

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2.4 Grant of Common Stock.

2.4.1 Initial Grant. Upon effectiveness of the Prior Agreement, the Borrower issued 300,000 shares of common stock of the Borrower (“Common Stock”) to 22NW Fund.

2.4.2 First Advance Share Issuance. In connection with the first Advance made pursuant to this Agreement, Borrower shall issue to each Lender, such Lender’s Pro Rata Share of the First Advance Share Issuance, as hereinafter defined. For purposes of Section 2.4, (a) “Pro Rata Share” shall mean, with respect to each Lender, the percentage determined by dividing the amount of the first Advance provided by such Lender by the total amount provided by all Lenders in the first Advance; and (b) “First Advance Share Issuance” shall mean the number of shares of Common Stock (“Shares”) equal to the greater of (i) 50,000 Shares and (ii) the total amount of the first Advance multiplied by 0.03, rounded up or down to the nearest whole number of Shares. For example, if the first Advance is $2,000,000, funded $1,000,000 by 22NW Fund and $1,000,000 by JFL, then the First Advance Share Issuance would be 60,000 Shares with 30,000 Shares issued to 22NW Fund and 30,000 Shares issued to JFL.

2.4.3 Additional Advance Share Issuances. For every dollar a Lender provides to Borrower pursuant to an Advance, other than in connection with the first Advance, Borrower shall issue to such Lender 0.03 Shares, rounded up or down to the nearest whole number of Shares (each such issuance, an “Additional Advance Share Issuance” and with the First Advance Share Issuance, the “Advance Share Issuances”).

2.4.4 Maximum Advance Share Issuance. Notwithstanding Sections 2.4.2 and 2.4.3 to the contrary, the maximum aggregate number of Shares to be issued in connection with the Advance Share Issuances shall not exceed 90,000 Shares.

2.4.4 Issuance Matters.

(a) The Shares, when issued and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws.

(b) The Lenders are aware of the Borrower’s business affairs and financial condition and has acquired sufficient information about the Borrower to reach an informed and knowledgeable decision to acquire the Shares in accordance with the terms of this Agreement. Each Lender is acquiring the Shares, if any, for investment for such Lender’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended (the “Act”).

(c) The Lenders understand that the Shares have not been registered under the Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of such Lender’s investment intent as expressed in this Agreement.

(d) The Lenders further acknowledge and understand that the Shares must be held indefinitely unless the Shares are subsequently registered under the Act or an exemption from such registration is available. The Lenders further acknowledge and understand that the Borrower is under no obligation to register the Shares. The Lenders understands that the certificate evidencing the Shares will be imprinted with a legend that prohibits the transfer of the Shares unless the Shares are registered or such registration is not required in the opinion of counsel for the Borrower.

2.5 Payments; Pro Rata Treatment; Application of Payments.

(a) Except as otherwise expressly provided herein, all payments (including prepayments) to be made by Borrower to Agent or to the Lenders under this Agreement shall be made to Agent or, as the case may be, to the Lender to which such payment is owed, in each case, at its office and for its own account in immediately available funds in U.S. dollars, without setoff, counterclaim, or deduction, before 12:00 p.m. Pacific time on the date when due. Payments of principal and/or interest received after 12:00 p.m. Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b) Except as otherwise provided herein, each payment (including each prepayment) by Borrower on account of principal or interest on the Advances shall be applied according to each Lender’s Pro Rata Share of the outstanding principal amount of the Advances.

(c) Agent and Lenders have the exclusive right to determine the order and manner in which all payments with respect to the Obligations may be applied. Borrower shall have no right to specify the order or the accounts to which Agent and Lenders shall allocate or apply any payments required to be made by Borrower to Agent or any Lender or otherwise received by Agent or any Lender under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

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2.6 Procedures for Borrowing.

(a) Advance Request. To obtain an Advance, Borrower shall notify Agent and each Lender (which notice shall be irrevocable) by 12:00 p.m. Pacific time at least three (3) Business Days prior to the proposed Funding Date of such Advance. Such notice shall be made by electronic mail, or telephone, and, together with any such notification, Borrower shall deliver to Agent and each Lender by electronic mail a completed Advance Request Form executed by a Responsible Officer.

(b) Pro Rata Shares; Commitment. With respect to each Advance, JFL shall have the right, but not the obligation, to fund 50% of such Advance. Following Borrower’s request for any Advance in accordance with the preceding Section 2.6(a), JFL shall notify 22NW Fund and the Borrower in writing of whether it will participate pursuant to this Section 2.6(b) within one Business Day. Such notice shall be irrevocable. In the event JFL does not elect to participate in the funding of any Advance pursuant to this Section 2.6(b), 22NW Fund will fund 100% of such Advance.

(c) Funding. On the Funding Date for any Advance, each applicable Lender shall wire its portion of such Advance as directed by Borrower in the applicable Advance Request Form. Notwithstanding the foregoing and anything else to the contrary herein, in the event JFL fails to timely fund its portion of any Advance, the Borrower may by written notice to the Agent and each Lender (i) compel 22NW Fund (in its capacity as a Lender) to immediately fund such portion and (ii) revoke JFL’s right to make such advance.

3 COVENANTS. If an Advance is outstanding, until all Obligations have been paid in full, Borrower agrees that, unless at any time Required Lenders shall otherwise consent in writing: Borrower will promptly furnish to Lenders when available and in any event within 30 days after the end of each calendar month (except that such period shall be within 45 days after the end of such calendar month that is the last month of a calendar quarter), a consolidated balance sheet of the Borrower and its Subsidiaries (if any), together with statements of earnings and cash flows for such calendar month.

4 EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

4.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Advance within three Business Days of its due date, or (b) pay any other Obligations within ten Business Days after such Obligations are due and payable. The cure periods provided for in the preceding sentence shall not apply to payments due on the Maturity Date or the date of acceleration of the Advances during the continuance of an Event of Default, and the Lenders will not be required to make Advances during such cure periods.

4.2 Covenant Default. Borrower materially defaults in its performance of any other covenant under this Agreement, which default is not cured within 30 days after written notice thereof from Agent.

4.3 Voluntary Bankruptcy. Borrower files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing.

4.4 Involuntary Bankruptcy. An involuntary petition is filed against the Borrower (unless such petition is dismissed or discharged within 60 days under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Borrower.

5 RIGHTS AND REMEDIES

5.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Agent may, and if directed by Required Lenders, shall, without notice or demand, do any or all of the following:

(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 4.3 or Section 4.4 occurs all Obligations are immediately due and payable without any action by Agent or any Lender);

(b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement among Borrower, Agent and/or any Lenders; and

(c) exercise all rights and remedies available to Agent and the Lenders at law or equity, including all remedies provided under the Code or any Applicable Law.

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5.2 No Waiver; Remedies Cumulative. Agent’s and any Lender’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement shall not waive, affect, or diminish any right of Agent or any Lender thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Agent’s and each Lender’s rights and remedies under this Agreement are cumulative. Agent and each Lender have all rights and remedies provided under the Code, by law, or in equity. Agent’s or any Lender’s exercise of one right or remedy is not an election and shall not preclude Agent or any Lender from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Agent’s or any Lender’s waiver of any Event of Default is not a continuing waiver. Agent’s or any Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.

5.3 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Agent on which Borrower is liable.

6 NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail; (c) one Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or email address indicated below; provided that, for clause (b), if such notice, consent, request, approval, demand or other communication is not sent during the normal business hours of the recipient, it shall be deemed to have been sent at the opening of business on the next Business Day of the recipient. Agent, any Lender or Borrower may change its mailing or electronic mail address by giving the other parties written notice thereof in accordance with the terms of this Section 6.

If to Borrower:	Anebulo Pharmaceuticals, Inc.
1017 Ranch Road 620 South, Suite 107
Lakeway, Texas 78734
Attn: Richie Cunningham
Email: ####

If to 22NW Fund:	22NW Fund, LP
590 1st Ave S Unit C-1
Seattle, WA 98104
Attn: Aron English
Email: ####

If to JFL:	JFL Capital Management, LLC
2110 Ranch Road 620 S
#341732
Lakeway, Texas 78734
Attn: Joseph Lawler
Email: ####

7 CHOICE OF LAW

This Agreement shall be deemed to have been made under and shall be governed by the laws of the State of New York (without regard to choice of law principles except as set forth in Section 5-1401 of the New York General Obligations Law) in all respects, including matters of construction, validity, and performance.

8 GENERAL PROVISIONS

8.1 Termination Prior to Maturity Date; Survival. This Agreement shall continue in full force until terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations) have been satisfied. So long as Borrower has satisfied the Obligations (other than inchoate indemnity obligations, and any other obligations which, by their terms, are to survive the termination of this Agreement and the repayment of all Obligations), this Agreement may be terminated prior to the Maturity Date by Borrower, effective three Business Days after written notice of termination is given to Agent. Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination and the repayment of all Obligations shall continue to survive notwithstanding this Agreement’s termination and the repayment of all Obligations.

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8.2 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign or transfer this Agreement or any rights or obligations under it without Agent’s and Required Lenders’ prior written consent (which may be granted or withheld in Agent’s and each Lender’s sole discretion) and any other attempted assignment or transfer by Borrower shall be null and void. Neither Agent nor any Lender may assign or transfer this Agreement or any rights or obligations under it without Borrower’s prior written consent (which may be granted or withheld in Borrower’s sole discretion) and any other attempted assignment or transfer by Agent or a Lender shall be null and void.

8.3 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

8.4 Amendments in Writing; Waiver; Integration. No purported amendment or modification of this Agreement, or waiver, discharge, subordination or termination of any obligation under this Agreement shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by Borrower, Agent and the Required Lenders. This Agreement represents the entire agreement about this subject matter and supersedes prior negotiations or agreements, including the Prior Agreement.

8.5 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement. Delivery of an executed signature page of this Agreement by electronic mail transmission shall be effective as delivery of a manually executed counterpart hereof.

8.6 Confidentiality. Agent and each Lender agrees to maintain the confidentiality of Information (as defined below), except that Information may be disclosed (a) to Agent, Lenders and/or Agent’s or Lenders’ subsidiaries or Affiliates, and their respective employees, directors, partners, potential partners, officers, managers, agents, attorneys, accountants and other professional advisors (collectively, “Representatives” and, together with Agent and the Lenders, collectively, “Lender Entities”); (b) as required by law, regulation, subpoena, or other order; (c) to Agent’s or any Lender’s regulators or as otherwise required or requested in connection with Agent’s or any Lender’s examination or audit; (d) in connection with the exercise of remedies hereunder or any action or proceeding relating to this Agreement or the enforcement of rights hereunder; and (e) to third-party service providers of Agent and/or any Lender so long as such service providers have executed a confidentiality agreement with Agent or the Lenders, as applicable, with terms no less restrictive than those contained herein. “Information” means all information received from Borrower regarding Borrower or its business, in each case other than information that is either: (i) in the public domain or in Agent’s or any Lender’s possession when disclosed to Agent or such Lender, or becomes part of the public domain (other than as a result of its disclosure by Agent or a Lender in violation of this Agreement) after disclosure to Agent and/or the Lenders; or (ii) disclosed to Agent and/or a Lender by a third party, if Agent or such Lender, as applicable, does not know that the third party is prohibited from disclosing the information.

8.7 Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import shall be deemed to include electronic signatures, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any Applicable Law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

8.8 Captions and Section References. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement. Unless indicated otherwise, section references herein are to sections of this Agreement.

8.9 Construction of Agreement. The parties hereto mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

9 accounting terms and other DEFINITIONS

9.1 Accounting and Other Terms.

(a) Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP (except for with respect to unaudited financial statements for the absence of footnotes and subject to year-end audit adjustments).

(b) As used herein: (i) the words “shall” or “will” are mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative; and (ii) the term “continuing” in the context of an Event of Default means that the Event of Default has not been remedied (if capable of being remedied) or waived.

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9.2 Definitions. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in this Section 9.2 of this Agreement. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein. As used in this Agreement, the following capitalized terms have the following meanings:

“Advance” means a loan advance made by Lenders to Borrower pursuant to this Agreement.

“Advance Request Form” is that certain form attached hereto as Exhibit A.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agent” is defined in the preamble hereof.

“Agreement” is defined in the preamble hereof.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations, international agreements and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Availability Amount” is $3,000,000.

“Business Day” is a day other than a Saturday, Sunday or other day on which commercial banks in the State of California are authorized or required by law to close.

“Code” means the New York Uniform Commercial Code.

“Effective Date” is defined in the preamble hereto.

“Event of Default” is defined in Section 4.

“Funding Date” is any date on which an Advance is made to or for the account of Borrower.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Information” is defined in Section 8.6.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, receivership or other relief.

“Lender” and “Lenders” is defined in the preamble.

“Lender Entities” is defined in Section 8.6.

“Lenders’ Expenses” are all of Agent’s and the Lenders’ reasonable and documented out-of-pocket costs and expenses for preparing, amending, negotiating, administering, defending and enforcing this Agreement (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.

“Maturity Date” means the third anniversary of the Effective Date.

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“Obligations” are Borrower’s obligations to pay when due any principal, interest and Lenders’ Expenses that Borrower owes Agent or any Lender now or later, whether under this Agreement, including, without limitation, interest accruing after Insolvency Proceedings begin.

“Payment Date” means March 31, June 30, September 30 and December 31 of each year.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Pro Rata Share” is, as of any date of determination, with respect to each Lender, a percentage (expressed as a decimal, rounded to the ninth decimal place) determined by dividing the outstanding principal amount of Advances held by such Lender by the aggregate outstanding principal amount of all Advances.

“Representatives” is defined in Section 8.6.

“Required Lenders” means, (i) prior to the making of the first Advance, 22NW Fund (in its capacity as a Lender hereunder) and (ii) after the making of the first Advance, Lenders holding fifty percent (50%) or more of the aggregate outstanding principal balance of the outstanding Advances.

“Responsible Officer” is any of the President, Chief Executive Officer, or Chief Financial Officer of Borrower.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

ASSIGNOR:		ASSIGNEE:

22 NW, LP, as Assignor		22NW FUND, LP, as Assignee

By: 22NW GP, Inc., its General Partner		By: 22NW Fund GP, LLC, its General Partner

By:	/s/ Aron English	By:	/s/ Aron English
Name:	Aron English	Name:	Aron English
Title:	President and Sole Shareholder	Title:	Manager

BORROWER:		LENDERS:

ANEBULO PHARMACEUTICALS, INC.		22NW FUND, LP, as Lender By: 22NW Fund GP, LLC, its General Partner

By:	/s/ Richie Cunningham	By:	/s/ Aron English
Name:	Richie Cunningham	Name:	Aron English
Title:	Chief Executive Officer	Title:	Manager

AGENT:

22NW FUND, LP, as Agent		JFL Capital Management LLC, as Lender
By: 22NW Fund GP, LLC, its General Partner

By:	/s/ Aron English	By:	/s/ Joseph Lawler
Name:	Aron English	Name:	Joseph Lawler
Title:	Manager	Title:	Managing Member

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EXHIBIT A

ADVANCE REQUEST FORM

Advance Request

TO: 22NW Fund, LP, as Agent, 22NW Fund, LP, as a Lender, and JFL Capital Management LLC, as a Lender

[DATE]

The undersigned, being a Responsible Officer of ANEBULO PHARMACEUTICALS, INC., a Delaware corporation (“Borrower”), in connection with that certain Amended and Restated Loan Agreement dated as of January , 2025, by and among Borrower, Agent and the Lenders from time to time party thereto (the “Loan Agreement”; with capitalized terms used herein having the meanings ascribed thereto in the Loan Agreement), does hereby request an Advance in the amount of $[____], to be disbursed as follows:

[WIRE INSTRUCTIONS].

Sincerely,

ANEBULO PHARMACEUTICALS, INC.

By:
Name:
Title:

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